Pipex Pharmaceuticals’ Anti-Copper COPREXA Demonstrates 40% Reduction of Insoluble Amyloid Beta in Animal Models of Alzheimer’s Disease

Results Presented at Neuroscience 2007 Annual Meeting in San Diego

First Evidence of a Disease Modifying Effect in AD by a Drug Candidate Specific for Lowering Free Copper Levels in the Central Nervous System

New Drug Application (NDA) of COPREXA for Neurologically Presenting Wilson’s Disease on Track to be Filed Later this Month

ANN ARBOR, MICHIGAN, November 5, 2007 -- Pipex Pharmaceuticals, Inc. (AMEX: PP) (“Pipex”), a specialty pharmaceutical company developing innovative late-stage drug candidates for the treatment of neurologic and fibrotic diseases, announced the presentation of preliminary results using its lead anti-copper drug candidate, COPREXA (oral tetrathiomolybdate), in the most commonly utilized transgenic pre-clinical murine model of Alzheimer’s Disease (AD) at the 2007 Society for Neuroscience annual meeting on November 4th in San Diego, CA. These studies were funded by a grant from the National Institute on Aging (NIA) of the National Institutes of Health (NIH).

Joseph Quinn, M.D., Associate Professor of Neurology at Oregon Health & Science University (OHSU) and primary investigator of this study commented, "These preliminary results of a significant reduction in central nervous system copper (p<0.05) and a 40% reduction in insoluble amyloid beta (p<0.05) are encouraging from a standpoint of COPREXA’s ability to be a potentially disease modifying therapy for AD. These preliminary results need to be replicated and expanded before we proceed to clinical trials.”

Steve H. Kanzer, Chairman & Chief Executive Officer of Pipex, commented, “Since the serendipitous finding of Dr. Larry Sparks in 2003 that free copper in the drinking water of high cholesterol-fed animals plays an important role in the formation of Alzheimer’s-like disease, the last four years has witnessed a tremendous body of collaborating evidence implicating free copper in the pathogenesis of AD. These studies have taken the form of human dietary copper epidemiological studies in the elderly, post-mortem pathology studies of human amyloid plaques and their co-localization with copper, comparative human studies finding elevated levels of serum free copper in AD patients compared to age-matched controls, as well as many molecular studies establishing free copper’s high binding affinity and oxidizing effects on the majority of recognized AD-related proteins, including, amyloid beta, tau, amyloid precursor protein (APP), beta secretase, and apolipoprotein E (apoE) phenotypes 2/3/4. References (1-9). Taken together, this mounting body of evidence implicates elevated free copper levels in the central nervous system as a consistent and prominent cause of the characteristic copper-containing insoluable amyloid beta plaques, neurofibrillary tangles, cognitive impairment and neurodegeneration that defines AD. As a society in which 50% of our population over the age of 75 are already afflicted by AD and countless others at risk of developing AD, AD is the disease of our time, and it is high time that we pay attention to the risks that free copper poses to our susceptible elderly population (especially those at genetic risk for AD) and pursue with vigor potential therapeutic interventions such as those that our company is developing that specifically aim to lower the central nervous system copper burden of already affected patients. The experiments conducted and results presented by Dr. Joseph Quinn and colleagues at Oregon Health & Science University represent the first prospectively defined controlled therapeutic intervention study in mice or man that is specifically targeted to lower free copper levels in the central nervous system for the purpose of treating AD and the results demonstrate that lowering such free copper can lower insoluable amyloid beta levels by 40%.and thus a disease modifying effect in AD. OHSU’s efforts and results would not have been achieved without the support of the National Institute on Aging to whom Pipex would like to take the opportunity to thank. We look forward to the further results of Dr. Quinn’s group regarding their ongoing additional cohorts of transgenic Tg2576 animals currently being tested pursuant to a protocol in which COPREXA is being administered to animals after the typical apparent onset of disease at 10-12 months of age.”

Dr. George Brewer, Professor Emeritus at the University of Michigan and inventor of COPREXA, said, “The strength of the association between copper’s causative relationship and Alzheimer’s disease parallels my experience in treating neurologic Wilson’s disease, a disease of similar neurodegeneration. While a different form of disease, in COPREXA treated neurologic Wilson’s disease, we have seen a reversal or improvement in the neurologic scores of these patients. Currently, there are no adequate approved or disease modifying treatments for Alzheimer’s and these results represent an important step forward for the 4.5 million Americans suffering from Alzheimer’s."

Clinical Correlation of Copper and Alzheimer’s Disease

Over the last several years, an increasing body of evidence points to dysfunctional copper homeostasis in the pathogenesis of AD. Most recently, a published observational six year study in 3718 patients over the age of 65, concluded that subjects that consumed a typical amount of a copper supplement (1.6mg of copper a day) when taken together with a high saturated and trans fat diet results in an equivalent of 19 years of mental decline (p<0.001) (2).

In a separate European clinical study conducted in 53 patients, correlated the levels of the highly reactive “free copper” (also known as copper not bound to protein) pool in serum to disease severity in AD patients versus aged-matched control patients. These results demonstrated that the “free copper” serum pool was highly increased in AD patients (4).

These clinical studies are complemented by preclinical studies that show that AD amyloid-ß plaques when treated with copper chelating agents in vitro loosen and reverse fibril formation as determined by spectroscopy.

In the experiments conducted at OHSU, two separate groups of animals, transgenic Tg2576 APP overexpressing mice and wild type controls were each randomized to receive orally administered COPREXA or control vehicle (4 cohorts, 6 animals per cohort) for a period of 6 months beginning at 8 months of age, approximately 2 months prior to the typical onset of AD-like pathology. Animals were sacrificed at 14 months of age and brain homogenates were then compared and quantified for the levels of soluable (nonpathogenic) amyloid beta and insoluble (pathogenic) amyloid beta. In the Tg2576 animal cohorts, a statistically significant 20% reduction in brain copper levels was observed as well as a statistically significant 40% reduction in insoluable amyloid beta between the Tg2576 animals receiving vehicle as compared to the Tg2576 animals receiving COPREXA. While statistically significant reductions in brain copper and insoluable amyloid beta were achieved in the current studies in transgenic Tg2576 APP overexpressing mice, the small sample size of the study appears to have been insufficient to demonstrate conclusive change in special memory and learning scores both between and among control and treated and transgenic and wild type groups of animals pursuant to standard Morris water maze experiments of special memory.

Subject to initial and necessary registration clinical trials to support its use in treating AD, COPREXA’s specificity and unique mechanism of action for lowering toxic free copper levels in the CNS, combined with its history of success in completed pivotal clinical trials of neurologically-presenting Wilson’s disease, may make it highly useful in the treatment of both the acute cognitive dysfunction (copper-mediated synaptic excitotoxicity) as well as long-term neurodegenerative aspect (copper-induced oxidation and neuronal death) of AD COPREXA’s ability to specifically bind only toxic free copper, as opposed to increasing free copper levels by virtue of liberating bound copper, for example, amongst other properties, we believe differentiates oral tetrathiomolybdate from other non-specific metal chelating compounds previously investigated for neurodegenerative diseases.

Market Opportunity for COPREXA in Alzheimer’s Disease

It is estimated that more than 4.5 million Americans and 12 million people worldwide suffer from AD. Risk factors for the disease include age and family history. Age is the most important risk factor for AD; the number of people with the disease doubles every five years beyond age 65. According to the Alzheimer’s Association, the disease affects one in 10 persons over the age of 65, and 50% of those over 85 years old.

There is an urgent need for an effective treatment for the illness, caused in part by the rising health care, institutional, and social costs for the treatment and care of Alzheimer’s sufferers. In May 2002, the National Institute on Aging (NIA) reported that the cost of care to family, caregivers and society in general was estimated to exceed $100 billion per year, up from $18 billion in 1996, ranking AD as the disease with the greatest economic cost to society. These costs are expected to rise sharply as the baby-boom generation ages and more people become at risk for the disease. As people live longer, their risk of developing AD increases.

The market for treatment of AD is equally large, accounting for $3 billion in worldwide sales in 2004. This market is expected to grow to $5 billion by 2009. Aricept®, an FDA-approved acetylcholinesterase inhibitor, is the top-selling treatment, accounting for 40% of the Alzheimer's-drug market in 2004 with $1.35 billion in sales and year-over-year revenues growing by 17% per annum. These sales figures would be expected to grow upon the introduction of a disease modifying therapy for AD as no disease modifying therapy is currently commercially available.

About COPREXA

COPREXA is an oral, small-molecule, anti-copper agent that is highly specific for the reduction of free copper in serum, the most toxic form of copper in the body, and is thus ideally suited for the treatment of central nervous system (CNS) diseases in which abnormal serum and CNS copper homeostasis are implicated. COPREXA has completed pivotal clinical trials for the treatment of neurologically presenting Wilson’s Disease, an orphan disease of the CNS, and Pipex plans to file an NDA with the FDA for this indication during this month, November 2007.

We are also developing COPREXA for fibrotic disorders based upon the rationale that the fibrotic disease process is dependent upon the availability of free copper in the body. COPREXA has demonstrated the ability to inhibit fibrosis in a number of well established animal models through the sequestration of available copper and inhibition of key fibrotric cytokines, including secreted protein acid rich in cysteine (SPARC), NF?B, TGF-ß, FGF-2, IL-1, IL-6, IL-8, and connective tissue growth factor (CTGF).

COPREXA has also completed a one year phase I/II clinical trial for the treatment of refractory Idiopathic Pulmonary Fibrosis (IPF), a deadly lung disease. Pending regulatory feedback on such a study, Pipex is planning to launch a phase III registration clinical for the treatment of IPF with COPREXA.

References and Further Reading About Copper and Alzheimer’s Disease

For further reading on the subject of free copper and Alzheimer’s disease, the following cited references may be quickly and easily accessed at www.pubmed.gov by simply entering the corresponding PubMed ID:

(1)	Sparks DL, Schreurs BG, Trace amounts of copper in water induce beta-amyloid plaques and learning deficits in a rabbit model of Alzheimer's disease. PNAS 100(19):11065-9 (2003) PubMed ID: 12920183
(2)	Morris et al., Dietary copper and high saturated and trans fat intakes associated with cognitive decline., Arch. Neurol 63:1085-1088; (2006) PubMed ID: 16908733
(3)

Miller LM et al., Synchrotron-based infrared and X-ray imaging shows focalized accumulation of Cu and Zn co-localized with beta-amyloid deposits in Alzheimer's disease. J Struct Biol 155(1):30-7 (2006) PubMed ID: 16325427

(4)	Squitti et al., Excess of serum copper not related to ceruloplasmin in Alzheimer disease. Neurology 67:76-82; (2006) PubMed ID: 15781823
(5)

Syme D et al., Copper binding to the amyloid-beta (Abeta) peptide associated with Alzheimer's disease: folding, coordination geometry, pH dependence, stoichiometry, and affinity of Abeta-(1-28): insights from a range of complementary spectroscopic techniques. J Biol Chem 279(18):18169-77 (2004) PubMed ID: 14978032

(6)	Ma QF et al., Binding of copper (II) ion to an Alzheimer's tau peptide as revealed by MALDI-TOF MS, CD, and NMR. Biopolymers 79(2):74-85 (2005) PubMed ID 15986501
(7)

Barnham KJ et al., Structure of the Alzheimer's disease amyloid precursor protein copper binding domain. A regulator of neuronal copper homeostasis. J Biol Chem 278(19):17401-7 (2003) PubMed ID: 12611883

(8)	Angeletti B et al., BACE1 cytoplasmic domain interacts with the copper chaperone for superoxide dismutase-1 and binds copper. J Biol Chem 280(18):17930-7 (2005) PubMed ID: 15722349
(9)	MiyataM, Smith JD, Apolipoprotein E allele-specific antioxidant activity and effects on cytotoxicity by oxidative insults and beta-amyloid peptides. Nat. Genet. 14(1):55-61 (1996) PubMed ID: 8782820

About Pipex Pharmaceuticals, Inc.

Pipex Pharmaceuticals, Inc. (“Pipex”) is a specialty pharmaceutical company that is developing proprietary, late-stage drug candidates for the treatment of neurologic and fibrotic diseases Pipex’s strategy is to exclusively in-license proprietary, clinical-stage drug candidates and complete the further clinical testing, manufacturing and regulatory requirements sufficient to seek marketing authorizations via the filing of New Drug

Applications (NDAs) with the FDA in the U.S. and Marketing Application Authorizations (MAAs) with the European Medicines Evaluation Agency (EMEA). For further information, please visit, www.pipexinc.com.This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect Pipex Pharmaceuticals, Inc. and subsidiaries (“we” or “our”) current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of COPREXA™ for the treatment of Alzheimer’s disease, inflammatory and fibrotic diseases, as well as the prospects for regulatory filings in the treatment of neurologic Wilson’s disease, including filing NDA with the FDA during November 2007 and that such NDA will be accepted for filing by the FDA and/or that the FDA will agree with our analysis of data supporting the safety, clinical efficacy, manufacturing, stability and other regulatory requirements necessary for COPREXA to be approved for use in neurologically presenting Wilson’s disease or that even if approved for initial indication, that we will be able to conduct and complete necessary initial and registration clinical trials required to support and receive FDA approval for a Supplemental New Drug Application to market COPREXA for the treatment of Alzheimer’s disease or other disease indications, such as, idiopathic pulmonary fibrosis, for example. Where possible, the Company has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements, including risks set forth in our filings with the Securities and Exchange Commission. We cannot assure you that we will be able to successfully develop or commercialize products based on our technologies, including COPREXA™, TRIMESTA™, SOLOVAX™, EFFIRMA™ or Anti-CD4 802-2, particularly in light of the significant uncertainty inherent in developing, manufacturing and conducting preclinical and clinical trials of new pharmaceuticals, and obtaining regulatory approvals, that our technologies will prove to be safe and effective, that our cash expenditures will not exceed projected levels, that we will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that we will be able to successfully obtain any further grants and awards, maintain our existing grants which are subject to performance, that we will be able to patent, register or protect our technology from challenge and products from competition or maintain or expand our license agreements with our current licensors, or that our business strategy will be successful. All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise, other than as required by law.

For Further Information Contact:

Steve H. Kanzer, CPA, Esq.

Chairman and Chief Executive Officer

(734) 332-7800

Thomas Redington, Ph.D. (investor relations)

Redington, Inc.

(203) 222-7399